Exhibit 21.1

AEA-BRIDGES IMPACT CORP.

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction
LiveWire Group, Inc.	Delaware
LW EV Merger Sub, Inc.	Delaware